Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR WITHOUT DELIVERING AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CURAEGIS TECHNOLOGIES, INC.

CONVERTIBLE PROMISSORY NOTE

$●	May ● , 2019

FOR VALUE RECEIVED, CURAEGIS TECHNOLOGIES, INC., a New York corporation (the “Company”), promises to pay to ● (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of ● Dollars ($ ● ) (the “Principal Amount”), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 6.0% per annum the (“Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable, if not earlier converted, on the first to occur of (a) May ● , 2024 or (b) the date that is five (5) business days after the date of consummation of the sale by the Company of the Company’s Aegis Division or all or substantially all of the Company’s pump and motor technology and related intellectual property, the determination of which date shall be made by the Company in its sole discretion (whichever occurs first, the “Maturity Date”). This Note is one of the “Notes” issued pursuant to that Securities Purchase Agreement dated May 28, 2019 (as amended, modified or supplemented, the “Securities Purchase Agreement”), between the Company and the Investors (as defined in the Securities Purchase Agreement). The maximum principal amount of all of the Notes shall not exceed, in aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000).

The Investor hereby appoints and authorizes any combination of the Investors (as defined in the Securities Purchase Agreement) who, collectively, represent a majority of the outstanding principal under all of the Notes (together, the “Requisite Investors”) to take all actions and exercise all rights on the Investor’s behalf under this Note, in the sole and absolute discretion of the Requisite Investors, without the requirement of receiving consent from the Investor, but with the requirement of delivering written notice to the Company in accordance with the provisions of Section 14 hereof at least five (5) days prior to the taking of any such action or the exercise of any such right, except that the Requisite Investors shall not, without the Investor’s prior written consent, (a) exercise any such right as to the Investor which would increase or decrease the Principal Amount or the Interest Rate or (b) exercise any such right as to the Investor unless the exercise thereof applies equally to all of the Investors in the same relative fashion. In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Investors as a payment of principal.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Conversion Price” means $ ● , subject to adjustment as set forth in Section 6.

“Event of Default” has the meaning given in Section 4 hereof.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who is at the time the registered holder of this Note.

“Issuance Date” means the date first written above.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, the Securities Purchase Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” has the meaning given in the introductory paragraph hereof.

Interest. Accrued interest on this Note shall be payable in arrears on the last day of the first calendar quarter ending after the Issuance Date, and on each March 31, June 30, September 30 and December 31 thereafter until this Note has been paid in full. Payment of accrued interest on this Note shall be paid in accordance with Section 15.

Prepayment. The Company may, on at least ten (10) days’ prior written notice to the Investor, prepay this Note prior to the Maturity Date in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The Investor shall have all rights available to it pursuant to this Note, including conversion rights, through the date of such prepayment.

Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Notes issued under the Securities Purchase Agreement:

the Company fails to pay (i) the principal amount of this Note when due or (ii) any interest or any other amount due under this Note when due and such failure continues for five (5) days;

the Company fails to observe or perform in any material respect any of its covenants or obligations contained in the Note or the Securities Purchase Agreement and such failure continues for more than thirty (30) days after delivery of written notice thereof;

any representation or warranty made or deemed made by the Company to the Investor in the Securities Purchase Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made;

(i) the Company makes an assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; (iii) any order for relief with respect to the Company is entered under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency law; (iv) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application in (iv) above is filed, or any such proceeding is commenced, against the Company and either (x) the Company by any act indicates its approval thereof, consents thereto or acquiesces therein or (y) such petition, application or proceeding is not dismissed within sixty (60) days;

any indebtedness of the Company for borrowed money (other than indebtedness under the Notes) in excess of $100,000 in aggregate principal amount is accelerated as a result of a default or breach under any agreement for borrowed money, including but not limited to loan agreements and capital equipment lease agreements, by which the Company is bound or obligated, which breach is not cured within the applicable grace or cure period, if any, specified in the agreement or instrument relating to such indebtedness; or

a final judgment for the payment of money in excess of $100,000 shall be filed against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 4(b)) and at any time thereafter during the continuance of such Event of Default, the Investor may, by written notice to the Company, declare all outstanding Obligations to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Securities Purchase Agreement to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 4(d), immediately and without notice, all outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Securities Purchase Agreement to the contrary notwithstanding.

Conversion.

The Investor may, at the Investor’s option, at any time while any Principal Amounts remains outstanding, convert the then-outstanding Principal Amount or any portion thereof (the “Conversion Amount”), into the number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) determined by dividing the Conversion Amount by the Conversion Price then in effect. The Investor may exercise the right to convert all or any portion of the Conversion Amount by delivering to the Company (i) an executed and completed notice of conversion in the form attached to this Note as Exhibit A (the “Notice of Conversion”) to the Company and (ii) this Note. The business day on which a Notice of Conversion and this Note are delivered to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.” The Company will transmit the certificates representing Conversion Shares issuable upon such conversion of this Note to the Investor via express courier within a reasonable time after the Conversion Date. No fractional shares shall be issued upon conversion of this Note. As to any Conversion Amount which is less than a whole share of Common Stock, the Company shall round up to the nearest whole share. Any delay due to such circumstance shall not be an event of default under this Note.

The Principal Amount of this Note, and any accrued interest thereon, shall be reduced by the Principal Amount indicated on the Notice of Conversion upon the proper receipt by the Investor of the Conversion Shares due upon such Notice of Conversion.

The Conversion Price shall be adjusted as follows:

If the Company shall at any time after the Issuance Date subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

If the Company shall at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of Investors of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price shall be proportionately reduced; provided, however, that if such record date is fixed and such dividend is not fully paid, or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed to reflect that such dividend was not fully paid or that such distribution was not fully made.

If Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of Company other than shares of Common Stock, then and in each such event provision shall be made so that Investor shall receive upon exercise of the conversion right of this Note, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of Company which Investor would have received had the Conversion Amount of this Note been exercised on the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion or purchase, retained such securities receivable during such period.

If the Common Stock issuable upon the conversion of this Note or option to purchase is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction described elsewhere in this Section 6), then, and in any such event, each Investor shall have the right thereafter, upon conversion of this Note or purchase pursuant to option to receive the kind and amount of stock and other securities and property receivable upon such reorganization or other change, in an amount equal to the amount that Investor would have been entitled to had it immediately prior to such reorganization, reclassification or change converted this Note, but only to the extent this Note is actually converted, all subject to further adjustment as provided herein.

Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Requisite Investors. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

No Rights as a Stockholder. This Note does not by itself entitle the Investor to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Investor, shall cause the Investor to be a stockholder of the Company for any purpose.

Governing Law. This Note and all actions arising out of or in connection with Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state. The parties hereto agree that all proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced exclusively in the state and federal courts sitting in Monroe County, State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

Successors and Assigns. Subject to the restrictions on transfer and assignment described in Section 11 and Section 12, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Securities Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of each of the Investors.

Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Investor at the address set forth on the books and records of the Company or at such other place as may be designated by the Investor in writing to the Company in accordance with the provisions of this Section 13, and to the Company at the Company’s principal place of business, or to such e-mail address, facsimile number or address as subsequently modified by written notice in accordance with the provisions of this Section 13.

Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Securities Purchase Agreement or pursuant to the terms of such Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

Payment of Interest. Payment of interest hereunder shall be payable, at the election of the Company, (a) entirely in cash, or (b) by issuing shares of Common Stock. For interest payments on this Note that the Company elects to pay by issuing shares of Common Stock, such shares of Common Stock shall be deemed to have a value equal to the Conversion Price in effect on the applicable interest payment date.

Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

CURAEGIS TECHNOLOGIES, INC By: ____________________________ Name: Title:

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]

EXHIBIT A

NOTICE OF CONVERSION

Reference is made to that Convertible Promissory Note dated _____, 2019 (the “Note”) in the original principal amount of $ ________________________ issued to the undersigned by CurAegis Technologies, Inc., a New York corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note.

Pursuant to Section 6 of the Note, the undersigned hereby irrevocably elects to convert $ ________________________ in Principal Amount of the Note outstanding on the date hereof into shares of Common Stock (“Conversion Shares”) at the Conversion Price in effect on the date hereof and on the terms and subject to the conditions set forth in Section 6 of the Note.

If the Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to undersigned for any conversion except as provided herein.

Name: _______________________________________________________

Signature: ____________________________________________________

Date: ________________________________________________________

Exact name in which Conversion Shares should be issued:

_____________________________________________________________

Address to which certificates representing Conversion Shares should be delivered:

_____________________________________________________________

_____________________________________________________________